EXHIBIT 23.3

CONSENT OF INSITE PETROLEUM CONSULTANTS LTD.

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEERS

We hereby consent to the references to InSite Petroleum Consultants Ltd. in the form and context in which they appear in this Annual Report on Form 10-K of Legend Oil and Gas, Ltd. (the “Company”) for the year ended December 31, 2011 (the “Annual Report”). We also consent to the inclusion in the Annual Report of our reserve report dated March 1, 2012.

We further consent to the incorporation by reference of such references and our reserve report into the Company’s Registration Statement on Form S-8 (File No. 333-174413).

/s/ InSite Petroleum Consultants Ltd.

Calgary, Alberta

March 30, 2012